Exhibit 99.1

Rimage Reports Second Quarter Operating Results

500,000 Share Repurchase Plan Announced

Minneapolis, MN—July 25, 2007—Rimage Corporation (Nasdaq: RIMG) today reported sales of $25,486,000 for the second quarter of 2007 ended June 30, up slightly from $25,319,000 in the year-earlier period. Second quarter earnings came to $2,921,000 or $0.28 per diluted share, compared to $3,384,000 or $0.33 per diluted share in the second quarter of 2006. Earnings for the current period were reduced by a pre-tax charge of approximately $500,000 for tooling impairment and an inventory write down related to the low-end 360i product line. Rimage’s strong focus on its mission-critical Producer line, combined with slower sales of the low-end 360i, necessitated this charge.

Rimage also reported that its board of directors has authorized the repurchase of up to 500,000 shares of common stock. This new program replaces the 300,000 share repurchase program the Company adopted in May 1999. Shares will be purchased at prevailing market prices in the open market or in private transactions, subject to market conditions, share price, trading volume and other factors, and the repurchase program may be discontinued at any time. Rimage’s board took this action due to its confidence in the company’s future and desire to further enhance shareholder value.

Rimage’s second quarter performance benefited from significant orders placed by two major national retailers. As previously reported, Rimage received an order in April totaling approximately $8.0 million for its high-end Producer disc publishing systems and related multi-year maintenance contracts. Also, in June, another national retailer placed a $6.5 million order for a storewide rollout of Rimage’s Producer systems, in addition to multi-year maintenance contracts and replacement printer ribbons. Revenues of approximately $4 million were recognized in the second quarter related to the system hardware and consumable supplies of both orders. Revenues from the maintenance component of these orders will be recognized over multi-year periods, starting in this year’s third quarter. The on-demand publishing of customers’ photos on discs is expected to be the initial application for these systems, but this equipment is capable of supporting multiple retail applications, including video and music on-demand. Sales generated by Rimage’s global distribution channel were below planned levels in the second quarter, partly reflecting delayed customer purchasing decisions due to uncertainties regarding the course of the economy.

Bernard P. (Bernie) Aldrich, president and chief executive officer, commented: “We believe our large second quarter retail orders are a further indication that Rimage’s advanced disc publishing technology is becoming the retail industry standard for the on-demand publishing of photos and other digital data on CDs, DVDs and blue laser discs. Beyond the positive near-term impact of our retail business on Rimage’s operating results, our expanding base of retail installations is expected to generate growing volumes of recurring revenues in the form of consumable supplies in future periods.”

He continued: “In the third quarter, we expect to recognize revenues of approximately $8 million for the system hardware and consumable supplies of both retail orders, along with a pro-rated portion of maintenance revenues. Reflecting our large retail backlog, we are forecasting earnings of $0.35 to $0.40 on revenues of $29.0 to $31.0 million for the third quarter of 2007 ending September 30. Sales and earnings at this level would make the third quarter a strong period for Rimage.”

Financial Highlights

Recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, increased 5% in the second quarter of 2007 and accounted for 47% of sales, compared to 45% in the second quarter of 2006. The growth of consumable supplies has been generated by strategic efforts to capitalize upon the expansion of Rimage’s installed base of disc publishing systems in retail and other applications.

International sales increased 2% in the second quarter and accounted for 34% of total sales, unchanged from the second quarter of 2006. The European operation generated the majority of international sales, but sales in Asian markets increased 27% in the second quarter, reflecting intensified sales efforts in this region. Currency effects increased worldwide sales by 2% in the second quarter of 2007.

Cash and investments rose to $86.9 million at the end of this year’s second quarter, up from $83.5 million at the end of the first quarter and $77.4 million at December 31, 2006. Stockholders’ equity increased to $104.1 million at June 30, 2007, up from $100.3 million at March 31, 2007 and $95.5 million at December 31, 2006.

About Rimage

Rimage Corporation (www.rimage.com) is the world’s leading provider of disc publishing systems, which are used by businesses to produce discs with customized digital content on an on-demand basis. Rimage’s publishing systems, which span the range from high to low disc production volumes, integrate robotics, software and surface label printers into a complete publishing solution. Rimage is focusing its digital publishing solutions on a set of vertical markets with special needs for customized, on-demand digital information, including photography, medical imaging and financial institutions.

Statements regarding Rimage’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

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For additional information, contact:
Bernard P. (Bernie) Aldrich, CEO	Richard G. Cinquina
Robert M. Wolf, CFO	Equity Market Partners
Rimage Corporation	904/415-1415
952/944-8144

RIMAGE CORPORATION

Selected Consolidated Financial Information

(In thousands except per share data)

(Unaudited)

Consolidated Statement of Operations Information:

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Revenues	$25,486	$25,319	$47,012	$47,956
Cost of Revenues	14,088	13,678	25,867	26,641
Gross Profit	11,398	11,641	21,145	21,315
Operating Expenses:
Research and Development	1,441	1,746	3,031	3,322
Selling, General and Administrative	6,284	4,959	12,111	11,083
Total Operating Expenses	7,725	6,705	15,142	14,405
Operating Income	3,673	4,936	6,003	6,910
Other Income, Net	759	637	1,588	1,258
Income Before Income Taxes	4,432	5,573	7,591	8,168
Income Tax Expense	1,511	2,189	2,548	3,150
Net Income	2,921	3,384	5,043	5,018

Net Income Per Basic Share	$0.29	$0.35	$0.50	$.51

Net Income Per Diluted Share	$0.28	$0.33	$0.48	$.49

Basic Weighted Average Shares Outstanding	10,105	9,808	10,042	9,747
Diluted Weighted Average Shares Outstanding	10,585	10,298	10,550	10,317

Consolidated Balance Sheet Information:

	Balance As Of
	June 30, 2007	December 31, 2006
	(Unaudited)

Cash and Marketable Securities	$56,120	$38,766
Accounts Receivable	18,446	20,720
Inventories	7,478	6,072
Total Current Assets	87,988	70,116
Property and Equipment, Net	3,536	3,626
Marketable Securities – Non-Current	30,731	38,594
Total Assets	122,450	112,359
Current Liabilities	16,562	16,163
Stockholders’ Equity	104,066	95,476

Conference Call and Replay

Rimage Corporation will review its second quarter operating results in a conference call at 4:30 PM Eastern today. Investors can listen to the conference call at www.rimage.com. Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software. A replay of the conference call can be heard through August 1, 2007 by dialing 1-303-590-3000 and providing the 11093971 confirmation code.